Exhibit 5.2

McGuireWoods LLP 201 North Tryon Street Charlotte, NC 28202 Phone: 704.343.2000 Fax: 704.343.2300 www.mcguirewoods.com

June 25, 2021

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Bank of America Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) by the Company on or about the date of this opinion letter in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of, among other securities, the Company’s unsecured senior debt securities designated the “Senior Bank of America Corporation InterNotes®” (the “Senior Notes”) and unsecured subordinated debt securities designated the “Subordinated Bank of America Corporation InterNotes®” (the “Subordinated Notes” and together with the Senior Notes, the “Notes”).

The Senior Notes are to be issued under the terms of the Amended and Restated Senior Indenture dated July 1, 2001 between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A., the successor trustee to The Bank of New York) as trustee, as supplemented by a First Supplemental Indenture dated as of February 23, 2011 and a Second Supplemental Indenture dated as of April 18, 2017 (as so supplemented, and as further supplemented or amended from time to time, the “Senior Indenture”) and will be represented by a master registered global senior note (the “Master Senior Note”). The Subordinated Notes are to be issued under the terms of the Amended and Restated Subordinated Indenture dated July 1, 2001 between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A., the successor trustee to The Bank of New York) as trustee, as supplemented by a First Supplemental Indenture dated as of February 23, 2011 and a Second Supplemental Indenture dated as of April 18, 2017 (as so supplemented, and as further supplemented or amended from time to time, the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”) and will be represented by a master registered global subordinated note (the “Master Subordinated Note”, and together with the Master Senior Note, the “Master Notes”).

As used herein, the term “Applicable Law” means the Delaware General Corporation Law (including statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the laws of the State of New York, all as in effect on the date hereof.

In connection with this opinion letter, we have examined the Registration Statement (including the exhibits being filed therewith and incorporated by reference therein from previous filings made by the Company with the Commission), the base prospectus contained in the Registration Statement relating to the offering of the Notes (the “Prospectus”), certificates of officers of the Company and of public officials, and originals or copies of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

Bank of America Corporation

June 25, 2021

Assumptions Underlying Our Opinion

For all purposes of the opinion expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters. To the extent we have reviewed and relied upon certificates of the Company or authorized representatives thereof and certificates and assurances from public officials, all of such certificates and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

(b) Signatures; Authentic and Conforming Documents; Legal Capacity. The signatures of individuals who have signed or will sign the Indentures and the Master Notes are genuine and, other than those of individuals signing on behalf of the Company at or before the date hereof, authorized, all documents submitted to us as originals are authentic, complete and accurate, all documents submitted to us as copies conform to authentic original documents, and all individuals who have signed or will sign the Indentures and the Master Notes and other documents submitted to us have or will have the legal capacity to execute any such document.

(c) Organizational Status; Power and Authority. All parties to the Indentures and the Master Notes are or will be validly existing and in good standing in their respective jurisdictions of formation and have or will have the capacity and full power and authority to execute, deliver and perform such documents, as applicable, except that no such assumption is made as to the Company as of the date hereof.

(d) Authorization, Execution and Delivery of Documents. The Indentures and the Master Notes have been or will be duly authorized by all necessary corporate, limited liability company, business trust, partnership or other action on the part of the parties thereto and have been or will be duly executed and delivered by such parties, except that no such assumption is made as to the Company as of the date hereof.

(e) Documents Binding on Certain Parties. The Indentures and the Master Notes and the documents required or permitted to be delivered thereunder are or will be valid and binding obligations enforceable against the parties thereto in accordance with their terms, except no such assumption is made as to the Company.

(f) Noncontravention. Neither the issuance of the Notes by the Company, the execution and delivery of the Indentures and the Master Notes by any party thereto nor the performance by such party of its obligations thereunder will conflict with or result in a breach of (i) the certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, certificate of limited partnership, partnership agreement, trust agreement or other similar organizational documents of any such party, except that no such assumption is made as to the Company as to its organizational documents as of the date hereof, (ii) any law or regulation of any jurisdiction applicable to any such party, except that no such assumption is made as to the Company as to any Applicable Law as of the date hereof, or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which any such party may be a party or by which its properties are subject or bound, except that no such assumption is made as to the Company as of the date hereof.

(g) Governmental Approvals. All consents, approvals and authorizations of, or filings with, all governmental authorities that are required as a condition to the issuance of the Notes by the Company or to the execution and delivery of the Indentures and the Master Notes by the parties thereto or the performance by such parties of their obligations thereunder will have been obtained or made, except that no such assumption is made with respect to any consent, approval, authorization or filing that is applicable to the Company as of the date hereof.

(h) Registration; Trust Indenture Act. The Registration Statement will be effective under the Securities Act and such effectiveness shall not have been terminated or rescinded and the Indentures will be qualified under the Trust Indenture Act of 1939.

Bank of America Corporation

June 25, 2021

Our Opinion

Based solely upon the foregoing, and in reliance thereon, and subject to the qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that, when (i) the form and terms of the Notes and the terms of their issuance and sale have been duly authorized and established by the Company; (ii) the applicable Master Note has been duly executed by the Company and authenticated by the trustee in accordance with the terms of the Senior Indenture or the Subordinated Indenture, as applicable; (iii) the trustee under the applicable Indenture has made the appropriate entries or notations on Schedule 1 to the applicable Master Note, identifying such Notes as supplemental obligations thereunder in accordance with the instructions of the Company; and (iv) the Notes have been delivered against payment of the consideration therefor as contemplated by the Prospectus, the applicable supplement(s) thereto relating to the Notes and any applicable underwriting, distribution or similar agreements, the Notes will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Matters Excluded from Our Opinions

We express no opinion with respect to the following matters:

(a) Indemnification and Change of Control. The enforceability of any agreement of the Company as may be included in the terms of the Indentures or the Master Notes relating to (i) indemnification, contribution or exculpation from costs, expenses or other liabilities or (ii) changes in the organizational control or ownership of the Company, which agreement (in the case of clause (i) or clause (ii)) is contrary to public policy or applicable law.

(b) Jurisdiction, Venue, etc. The enforceability of any agreement of the Company in the Indentures or the Master Notes to submit to the jurisdiction of any specific federal or state court (other than the enforceability in a court of the State of New York of any such agreement to submit to the jurisdiction of a court of the State of New York), to waive any objection to the laying of the venue, to waive the defense of forum non conveniens in any action or proceeding referred to therein, to waive trial by jury, to effect service of process in any particular manner or to establish evidentiary standards, and any agreement of the Company regarding the choice of law governing the Indentures or the Master Notes (other than the enforceability in a court of the State of New York or in a federal court sitting in the State of New York and applying New York law to any such agreement that the laws of the State of New York shall govern).

(c) Certain Laws. The following state laws, and regulations promulgated thereunder, and the effect of such laws and regulations, on the opinions expressed herein: securities (including Blue Sky laws).

(d) Remedies. The enforceability of any provision in the Indentures or the Master Notes to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

Qualifications and Limitations Applicable to Our Opinion

The opinion set forth above is subject to the following qualifications and limitations:

(a) Applicable Law. Our opinion is limited to the Applicable Law, and we do not express any opinion concerning any other law.

(b) Bankruptcy. Our opinion is subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.

(c) Equitable Principles. Our opinion is subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

Bank of America Corporation

June 25, 2021

Miscellaneous

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement on or about the date hereof and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In addition, if a supplement to the Prospectus relating to the offer and sale of any particular Note or Notes is filed by the Company with the Commission on a future date, and the supplement contains a reference to us and our opinion substantially in the form set forth below, we consent to including that opinion as part of the Registration Statement and further consent to the reference to our name in the opinion:

“In the opinion of McGuireWoods LLP, as counsel to Bank of America Corporation (the “Company”), when the trustee has made the appropriate entries or notations on Schedule 1 to the master registered global [senior][subordinated] note that represents the notes (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of the Company, and the notes have been delivered against payment therefor as contemplated in this [pricing supplement] and the related prospectus, all in accordance with the provisions of the indenture governing the notes, the notes will be the legal, valid and binding obligations of the Company, subject to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this [pricing supplement] and is limited to the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) as in effect on the date of this [pricing supplement]. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the notes and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the notes with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated June 25, 2021, which has been filed as an exhibit to the Company’s Registration Statement relating to the notes filed with the Securities and Exchange Commission on June 25, 2021.”

In giving this consent, we do not admit thereby that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ McGuireWoods LLP